Applied NeuroSolutions Appoints Healthcare Executive David C. Tiemeier, Ph.D. to Board of Directors

Vernon Hills, IL October 25, 2007 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com), a Company focused on the development of an integrated product portfolio for the treatment and diagnosis of Alzheimer’s disease (AD), today announced the appointment of David C. Tiemeier, Ph.D., a healthcare industry veteran, to its Board of Directors.

Dr. Tiemeier has had a long and distinguished career in both the healthcare industry and academia. He is currently serving as Deputy Director of UChicagoTech, the University of Chicago’s Office of Technology and Intellectual Property.

Previously, Dr. Tiemeier pursued postdoctoral studies in molecular genetics at the National Institutes of Health before joining the faculty of the University of California, Irvine, Medical School. He joined Monsanto Co. (NYSE:MON) as the head of Molecular Genetics, and continued his career in Monsanto’s pharmaceutical division as Senior Director of Immunoinflammatory and Infectious Diseases and took on roles of increasing responsibility including General Manager of the Global New Business Franchise and Vice President of Global Business Development. He subsequently held senior positions in Pharmacia Corporation and Pfizer Inc. (NYSE:PFE). Following his retirement from Pfizer, Dr. Tiemeier held senior management positions with NeoPharm, Inc. (Nasdaq:NEOL), Immtech Pharmaceuticals, Inc. (Amex:IMM) and Kalypsys, Inc.

Commenting on the appointment, Robert S. Vaters, APNS Chairman said, “I am delighted that David Tiemeier has joined our Board as he brings a unique perspective gained as a result of his notable science and commercial accomplishments. The appointment of Dr. Tiemeier allows us to continue to build and expand the expertise of our Board of Directors. David’s knowledge and experience will be invaluable to APNS as we continue the advancement of our R&D and business development efforts.”

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB:APNS - News) is developing diagnostics to detect Alzheimer's disease (AD) based on discoveries originating from the Albert Einstein College of Medicine and, in collaboration with Eli Lilly and Company, is developing novel therapeutic compounds to treat the progression of the disease. Applied NeuroSolutions is pursuing biomarkers that the company believes will aid in the development of effective AD treatments. Applied NeuroSolutions is focused on both a cerebrospinal fluid (CSF) diagnostic test and blood tests to detect AD at a very early stage. The CSF test can already differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease. Alzheimer's disease currently afflicts over five million Americans, and the world market for AD therapy is currently estimated to be 30 million patients. For more information, visit www.appliedneurosolutions.com.

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

Contact:
Applied NeuroSolutions
Ellen Hoffing, President, CEO, 847-573-8000
or
Investor Relations
Ryan Rauch, 847-573-8000